MULTIBAND REPORTS THIRD QUARTER 2005 RESULTS; REVENUES UP 60%
                             FOR NINE MONTH PERIOD

  -13% Sequential RGU growth, EBITDA improvement, Call Center Expansion Noted

-DirecTV Contract Extension, Acquisition of Dinamite Satellite Highlight Quarter


MINNEAPOLIS, November 21, 2005 -- Multiband Corporation, (NASDAQ:MBND), one of the nation's largest providers of video, voice, and data services to the Multi-Dwelling Unit (Apartment) industry, today reported the results of its third quarter of operations ended September 30, 2005.

The Company delivered third quarter revenues of $4,257,660 from $3,918,342 in third quarter 2004, an increase of approximately 9%. Revenues for the nine month period were $12,148,142 vs. $7,592,258 in the comparable period a year ago, an increase of over 60%.

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) improved over the third quarter of 2004 from a negative $549,247 to a negative $144,238 in 2005, an improvement of nearly 74%. The Company achieved these improvements despite seasonal variances in the Company's Florida marketplace, as well as startup expenses associated with Multiband's Call Center expansion. The Company increased call center functions due to an exclusive contract to provide back office, billing and maintenance support to the City of Moorhead, Minnesota for a wireless high-speed data network, which was launched in September. Multiband estimates that approximately 4,000 customers are included in the Florida seasonal fluctuation.

Despite the temporary negative impact of seasonal customers, the Company reported approximately 41,204 Revenue Generating Units, comprised of its "Watch, Talk, and Surf" services of video, voice, and internet products at the end of the third quarter. These figures are up from the comparable numbers of 36,268 Revenue Generating Units in the period ended June 30, 2005, a sequential quarter-over-quarter increase of over 13%.

Additionally, Multiband manages approximately 72,838 customers receiving DIRECTV services through its Master System Operator (MSO) agreement with DIRECTV, and approximately 2,800 wireless data customers for the City of Moorhead, Minnesota. Total owned and managed RGUs increased from approximately 108,288 at the end of June 2005 to 116,842 at Sept. 30, 2005, a sequential quarter-over-quarter increase of over 8%.

Multiband costs and expenses are up significantly over the comparable period a year ago from approximately $4.9 million in 2004 to approximately $6 million in 2005. Costs and expenses have been impacted by increases in non-cash amortization and depreciation levels resulting from acquisition and capital expenditures as well as increases in headcount in both the call center and field operations areas. This represents a continued investment in customer service and an expanded footprint. The Company has substantially reduced its dependence on subcontractors for installations and maintenance. Headcounts have increased from approximately 45 associates in September of 2004, to approximately 100 associates today.

Multiband reported a strong balance sheet, with nearly $29 million in assets, more than $4 million in cash, cash equivalents, and certificates of deposit. Liabilities have been reduced by over $5 million versus the comparable period a year ago. Shareholder's equity now stands at $15.6 million.

James L. Mandel, Multiband CEO stated, "We are very pleased with the continued progress we are making. We are tracking towards our stated goal of being the largest specialized communications entity for the Multiple Dwelling Unit Industry in the country. We are particularly pleased with our ability to continue to grow Revenue Generating Units and continually improve our core recurring operations. Additionally, the expansion of our call center, extension of our DirecTV agreement, and acquisition of Dinamite Satellite simultaneously speak volumes for the talent of our organization."

Other third quarter highlights:

      o In September, Multiband signed a new, exclusive, multi-year agreement with DIRECTV that will enable the company to offer multi-dwelling-unit residents a competitive bundle of services that includes voice, data and unlimited access to the full DIRECTV entertainment experience. This agreement extends Multiband's Master System Operator relationship with DIRECTV.

      o In August, Multiband acquired the assets of Dinamite Satellite and Dinamo Entertainment, adding approximately 2800 subscribers in southern California to its base of customers.

      o In September, Multiband sold certain video subscribers in Ohio, Oklahoma and Texas to Satellite Broadcasting Corporation at a price of $1100 per subscription.


ABOUT MULTIBAND CORPORATION

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida and New York. Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, Chicago, New York and Tampa. For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).

Contact:

James L. Mandel                     Budd Zuckerman
CEO                                 President
Multiband Corporation               Genesis Select Corp
Minneapolis, Minnesota              Boulder, Colorado
763-504-3000                        303-415-0200

To comply with Regulation G promulgated pursuant to the Sarbanes-Oxley Act, Multiband Corporation attached to this news release and will post to the company's investor relations web site (www.multibandusa.com) any reconciliations of differences between non-GAAP financial information that may be required in connection with issuing the company's quarterly financial results.

The Company, as is common in the cable and telecommunications industries, uses EBITDA as a measure of performance to demonstrate earnings exclusive of interest and non-cash events. The Company manages its business based on its cash flows. The majority of the Company's non-cash expense results from amortization of intangible right of entry agreement assets obtained through acquisition. The Company, in its daily management of its business affairs and analysis of its monthly, quarterly and annual performance, makes its decisions based on cash flows, not on the amortization of the aforementioned assets obtained through historical activities. The Company, in managing its current and future affairs, cannot affect the amortization of the intangible assets to any material degree, and therefore uses EBITDA as its primary management guide. Since an outside investor may base its evaluation of the Company's performance based on the Company's net loss not its cash flows, there is a limitation to the EBITDA measurement. EBITDA is not, and should not be considered, an alternative to net loss, loss from operations, or any other measure for determining operating performance of liquidity, as determined under accounting principals generally accepted in the United States (GAAP). The most directly comparable GAAP reference in the Company's case is the removal of interest, depreciation, amortization, taxes and other non-cash expense. The following table reconciles the Company's EBITDA to our consolidated net loss as computed under GAAP.

MULTIBAND CORPORATION AND SUBSIDIARIES

                                                             THREE MONTHS ENDED
                                                        SEPT. 30,            SEPT. 30,
                                                          2005                 2004
                                                       -----------          -----------
SELECTED DATA
Revenues                                               $ 4,257,659          $ 3,918,342
                                                       -----------          -----------

EBITDA                                                 $  (144,238)         $  (549,247)

Interest Expense, Net                                     (487,459)            (254,314)
Depreciation & Amortization                             (1,255,188)          (1,048,031)
Other Non Cash Expense Associated with Warrant
Issuance                                                   (77,424)                   0
                                                       -----------          -----------
Net Loss                                               $(1,964,309)         $(1,851,592)
                                                       ===========          ===========
RGU's (Owned)                                               41,204               32,336